                                                                   EXHIBIT 10.54


                              EMPLOYMENT AGREEMENT

                                 BY AND BETWEEN

                               CYTEL CORPORATION/
                                  EPIMMUNE INC.

                                       AND

                                DEBORAH SCHUEREN

                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of October 1, 1997 by and between Cytel Corporation, a Delaware corporation ("Cytel"), Epimmune Inc., a wholly owned subsidiary of Cytel ("Epimmune") and Deborah Schueren ("Executive"). Cytel and Epimmune may collectively be referred to herein as the "Company" or, individually as "Cytel" and "Epimmune", as appropriate.

                                    RECITALS

        A. The Company desires the assurance of the association and services of Executive in order to retain Executive's experience, skills, abilities, background and knowledge, and is willing to engage Executive's services on the terms and conditions set forth in this Agreement.

        B. Executive desires to be in the employ of Cytel and Epimmune, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

        In consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, Cytel, Epimmune and Executive, intending to be legally bound, agree as follows:

1.      EMPLOYMENT.

        1.1 The Company hereby agrees to employ Executive, and Executive hereby accepts employment, upon the terms and conditions set forth in this Agreement, effective as of the date first set forth above.

        1.2 Executive shall be the Vice President of Cytel reporting to the President of Cytel and the President of Epimmune reporting to the Board of Directors of Epimmune.

        1.3 Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of Cytel and Epimmune and which are normally associated with the positions of Vice President and President, respectively. However, at all times during her employment Executive shall be subject to the direction and policies from time to time established by the Board.

        1.4 Unless the Parties otherwise agree in writing, prior to Executive's termination in accordance with this Agreement, Executive shall perform the services she is required to perform pursuant to this Agreement at Epimmune's offices, located at 3525 John Hopkins Court, San Diego, California 92121, or at any other place at which Cytel or Epimmune maintains an office; provided, however, that the Board may from time to time require Executive to travel temporarily to other locations in connection with Company business.

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

2.      LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

        2.1 During her employment by Cytel and Epimmune, Executive shall devote her full business energies, interest, abilities and productive time to the proper and efficient performance of her duties under this Agreement. The foregoing shall not preclude Executive from engaging in civic, charitable or religious activities, or from serving on boards of directors of companies or organizations which will not present any direct conflict of interest with Cytel or Epimmune or affect the performance of Executive's duties hereunder.

        2.2 Prior to the Executive's termination in accordance with this Agreement, Executive shall not engage in competition with either Cytel or Epimmune, directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products which are in the same field of use or which otherwise directly compete with the products or proposed products of Cytel or Epimmune. Ownership by Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this paragraph.

3.      COMPENSATION OF EXECUTIVE.

        3.1 Executive shall receive a base salary of $185,000.00 per year, payable in regular periodic payments in accordance with the Company's policy but in no event less frequent than semi-monthly. Such salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

        3.2 Executive's compensation may be changed from time to time by mutual agreement of Executive and the Board of Cytel.

        3.3 All of Executive's compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

        3.4 Executive shall, in the discretion of the Board of Cytel and in accordance with Company policy, be entitled to participate in benefits under any employee benefit plan or arrangement made available by the Company now or in the future to its executives and key management employees.

        3.5 At the end of 1997 Executive shall be eligible for a cash bonus of $12,500 if certain definitive agreements with G.D. Searle are executed by December 31, 1997. Executive shall not receive any bonus payment in 1997 unless the definitive agreements are executed by December 31, 1997.

        3.6 Executive's performance shall be reviewed by the Board of Cytel on a periodic basis, and the Board may, in its sole discretion, award a cash bonus of up to $50,000 in any year in which Executive is employed with the Company after 1997, as shall be appropriate or desirable, based on Executive's performance and achievement of certain goals for Epimmune.

        3.7 Subject to the approval of the Board of Epimmune, Executive shall be granted an Epimmune incentive stock option to purchase that number of shares of Common Stock of Epimmune equal to 4% of the total shares outstanding which amount shall include the shares reserved under Epimmune's Employee Stock Option Plan and the shares anticipated to be issued to G.D. Searle (the "Stock Option"). The exercise price shall equal to the fair market value of the Epimmune Common Stock as determined by the Board of Epimmune. The Stock Option shall vest equally over 48 months, provided that it will be subject to acceleration with respect to up to two years of vesting upon Executive's performance and achievement of certain goals for Epimmune related to enhancing the value of Epimmune, as determined by the Board of Epimmune.

        3.8 The stock options which have already been granted to Executive by Cytel, and which are described in Exhibit B attached hereto, shall continue to vest for so long as Executive remains an officer of Cytel. Executive will not be eligible to receive any additional stock option grant from Cytel.

4. TERMINATION BY COMPANY. Executive's employment with the Company may be terminated by the Company under the following conditions:

        4.1 DEATH. Upon Executive's death, in which case termination shall be effective on the last day of the month in which Executive's death occurs.

        4.2 DISABILITY. If Executive becomes, for six consecutive months, completely disabled due to physical or mental illness as defined under Section 4.2.1, or if Executive shall be absent from duties on a full-time basis due to illness for six consecutive months, and shall not have returned to the performance of duties within thirty (30) days after receiving written notice of termination following such six-month period.

               4.2.1 The term "completely disabled" as used in this Agreement shall mean the inability of Executive to perform the essential functions of her position under this Agreement by reason of any incapacity, physical or mental, which the Board of the Company, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated Executive from satisfactorily performing any or all essential functions of her position for the Company during the foreseeable future. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such complete disability for purposes of this Agreement.

        4.3 FOR CAUSE. The Company may terminate Executive's employment under this Agreement "for cause" ("For Cause") by delivery of written notice to Executive specifying the cause or causes relied upon for such termination. Any notice of termination given pursuant to this Section 4.3 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 10 below.

        Grounds for the Company to terminate this Agreement For Cause shall be limited to the occurrence of any of the following events:

               4.3.1 Executive is in material breach of any provision of this Agreement;

               4.3.2 Executive's engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to Cytel or Epimmune or which violates any provision of Section 7 of this Agreement;

               4.3.3 Executive's commission of any fraud against Cytel or Epimmune;

               4.3.4 Intentional improper use or appropriation for her personal use or benefit of any funds or properties of Cytel or Epimmune not authorized by the Board or Executive Committee to be so used or appropriated; and

               4.3.5 Executive's conviction of any crime involving dishonesty or moral turpitude.

        4.4 WITHOUT CAUSE. The Company may terminate the Executive's employment without cause ("Without Cause") at any time, subject to the terms and conditions of this Agreement, upon delivery of written notice to the Executive. Any notice of termination given pursuant to this Section 4.4 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 10 below.

5. TERMINATION BY EXECUTIVE. Executive may terminate Executive's employment with the Company at any time. If Executive elects to terminate her employment with the Company (i) at any time between October 1, 1999 and October 1, 2001; and (ii) remains employed with Epimmune, after giving notice of her intent to terminate, until a new President of Epimmune is hired, by and at the election of the Board of Epimmune (the "Transition Period"); and (iii) dedicates at least 70% of her time during the Transition Period to the performance of her duties as President of Epimmune, Executive shall be deemed to have terminated for "Sufficient Reason." If Executive fails to meet any of the three above-described criteria for Sufficient Reason termination, Executive's termination shall be deemed, for purposes of this Agreement, as being Without Sufficient Reason and subject to the provisions of Section 6.3 set forth below.

6.      COMPENSATION UPON TERMINATION.

        6.1 DEATH. If Executive's employment shall be terminated by her own death, Epimmune shall pay to Executive's designee(s), beneficiary(ies), or if there is no such designee or beneficiary, to Executive's estate, an amount equal to Executive's base salary for one (1) month.

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

        6.2 DISABILITY. If Executive shall become disabled as provided in
Section 4.2, Epimmune shall pay to Executive an amount equal to Executive's base salary for one (1) month.

        6.3 FOR CAUSE, WITHOUT SUFFICIENT REASON. If Executive's employment shall be terminated by Epimmune or Cytel For Cause, or if Executive terminates employment hereunder Without Sufficient Reason, Epimmune shall pay Executive her base salary through the date of termination at the rate in effect at the time of the notice of termination, and the Company shall thereafter have no further obligations to Executive under this Agreement.

        6.4 WITHOUT CAUSE, SUFFICIENT REASON. If (a) Executive shall terminate Executive's employment with the Company for Sufficient Reason under Section 5 of this Agreement; or (b) the Company shall terminate Executive's employment Without Cause, then upon Executive's furnishing to Cytel and Epimmune an executed waiver and release of claims (a form of which is attached hereto as Exhibit A), Executive shall be entitled to the following:

               6.4.1  Executive's base salary through the date of termination;

               6.4.2 Executive's annual base salary in effect at the time of termination for six months from the date of termination;

               6.4.3 With respect to the Cytel stock options held by Executive,
(a) six months accelerated vesting of such options, and (b) in addition, solely in the event that the Company terminates Executive's employment Without Cause prior to October 1, 1999, accelerated vesting of such options through September 30, 1999;

               6.4.4 With respect to the Epimmune Stock Option held by Executive, (a) six months accelerated vesting of the Stock Option, and (b) (i) if Epimmune's Common Stock is not then publicly traded, extension of the period during which the vested portion of the Stock Option is exercisable following termination until the date two years from the date of termination, or (ii) if the closing of the initial public offering of Epimmune's Common Stock (the "IPO") occurred during the one-year period prior to the date of termination, extension of the period during which the vested portion of the Stock Option is exercisable following termination until the date one year from the closing of the IPO; and

               6.4.5 The Company may elect, in its sole discretion, to pay Executive any portion of the bonus provided for and described in Section 3.6.

        6.5    CHANGE IN CONTROL.

               6.5.1 A "Change in Control" of Epimmune shall be deemed to have occurred if and when:

                      (i) Any person or entity (other than Cytel) or group of persons and/or entities acting in concert shall acquire, directly or indirectly, beneficial ownership of more than fifty percent (50%) of the outstanding shares of voting stock of Epimmune; or

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


                      (ii) Epimmune is a participant in a merger or consolidation in which it does not survive as an independent company; or

                      (iii) The business or businesses of Epimmune for which Executive's services are principally performed are disposed of by Epimmune pursuant to a partial or complete liquidation of Epimmune.

               6.5.2 If a Change in Control occurs, then for purposes of this Agreement, Epimmune or Epimmune's successor will be considered the "New Company."

               6.5.3 If, within 365 days following the occurrence of a Change in Control, (a) Executive's employment with the New Company is terminated by the New Company for any reason whatsoever other than as specified in Section 4.3, or
(b) Executive terminates her employment with the New Company for any reason whatsoever, then upon Executive's furnishing to the New Company an executed waiver and release of claims (Exhibit A), Executive shall be entitled to the following:

                      (i) The New Company shall pay Executive's base salary through the date of termination;

                      (ii) The New Company shall pay Executive her annual base salary in effect immediately prior to the event or events resulting in a Change in Control for a period of six months;

                      (iii) All unvested New Company Stock Options held by Executive shall immediately vest upon such termination; and

                      (iv) The New Company will pay Executive that portion, if any, of the bonus provided for and described in Section 3.6 that is based on specified goals for Epimmune actually achieved by Executive in the applicable year.

               6.5.4 In the event that the Company assigns its obligations under this Agreement to any person or entity (other than Cytel or Epimmune) and, within 365 days following the occurrence of such assignment, (a) Executive's employment with Epimmune is terminated by Epimmune for any reason whatsoever other than For Cause, or (b) Executive terminates her employment with Epimmune for any reason whatsoever, then upon Executive's furnishing to Epimmune an executed waiver and release of claims (Exhibit A), Executive shall be entitled to that portion, if any, of the bonus provided for and described in Section 3.6 that is based on specified goals for Epimmune actually achieved by Executive in the applicable year.

7.      CONFIDENTIAL INFORMATION; NONSOLICITATION.

        7.1 Executive recognizes that her employment with Epimmune will involve contact with information of substantial value to Epimmune, which is not old and generally known in the trade, and which gives Epimmune an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of Epimmune (hereinafter referred to as "Confidential Information"). Executive will at all times regard and preserve as confidential such Confidential Information obtained by Executive from whatever source and will not, either during her employment with Epimmune or thereafter, publish or disclose any part of such Confidential Information in any manner at any time, or use the same except on behalf of Epimmune, without its prior written consent. As a condition of this Agreement, Executive will sign and return a copy of Epimmune's Proprietary Information Agreement, a copy of which is attached hereto as Exhibit C.

        7.2 Executive acknowledges that she has already executed a Proprietary Information Agreement with Cytel, a copy of which is attached hereto as Exhibit
D. Executive agrees that she will continue to be bound by the terms and conditions of such agreement.

        7.3 While employed by the Company and for one (1) year thereafter, Executive agrees that, in order to protect the Company's confidential and proprietary information from unauthorized use, Executive will not, either directly or through others, solicit or attempt to solicit (i) any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or (ii) the business of any customer, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was listed on the Company's customer, vendor or distributor list.

8. SUCCESSORS. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

9. ASSIGNMENT AND BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Executive and Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

10. NOTICES. All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to Cytel:       Cytel Corporation
                           3525 John Hopkins Court
                           San Diego, California 92121

        If to Epimmune:    Epimmune Inc.
                           3525 John Hopkins Court
                           San Diego, California 92121

        If to Executive:   Deborah Schueren
                           735 Santa Camelia Drive
                           Solana Beach, California 92075

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Executive or the Company may change its address for notices by giving notice to the other party in the manner specified in this section.

11. CHOICE OF LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of California, without regard to the conflict of laws provision thereof.

12. INTEGRATION. This Agreement and the referenced Exhibits attached hereto contain the complete, final and exclusive agreement of the parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the parties.

13. AMENDMENT. This Agreement cannot be amended or modified except by a written agreement signed by Executive and by an authorized officer or Board member of Cytel and Epimmune.

14. WAIVER. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the wavier in claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

15. SEVERABILITY. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

16. INTERPRETATION; CONSTRUCTION. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged, and has consulted with, her own independent counsel and tax advisors with respect to the terms of this Agreement. The parties acknowledge that each party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

17. REPRESENTATIONS AND WARRANTIES. Executive represents and warrants that, to the best of Executive's knowledge, she is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that her execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

18. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                             CYTEL CORPORATION



                             By: /s/ Virgil Thompson
                                 -----------------------------------------------
                                    VIRGIL THOMPSON
                                    CHIEF EXECUTIVE OFFICER



                             EPIMMUNE INC.



                             By: /s/ Virgil Thompson
                                 -----------------------------------------------
                                     VIRGIL THOMPSON
                                     DIRECTOR



                             EXECUTIVE:



                              /s/ Deborah Schueren
                              --------------------------------------------------
                                    DEBORAH SCHUEREN

                                    EXHIBIT A

                          RELEASE AND WAIVER OF CLAIMS

        In exchange for consideration provided to me in the Agreement to which this form is attached, I hereby furnish Cytel Corporation and Epimmune Inc. (the "Company") with the following release and waiver.

        I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation (other than the obligations under Sections 6.4 and 6.5 of the Agreement.)

        I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

        I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I have the right to consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven (7) day revocation period has expired.


Date:                                  By:
    --------------------                  --------------------------------------

                                    EXHIBIT B

                               CYTEL STOCK OPTIONS

                                                                       EXHIBIT B

Cytel Corporation        PERSONNEL SUMMARY                      Page: 1
                         AS OF 10/31/97                         File: Persnl
                         Current                                Date: 10/27/97
                         Plan is like 89                        Time: 2:58:42 PM
                         Classification is like Other
                         Name is like Goods-Schueren, Deborah A.


                                   Option    Option    Plan/
Name                     ID        Number    Date      Type      Shares    Price
----------------------   --------- ------    --------  ------    -------   -------

Goode-Schueren, Debora   455453857 000790    12/21/93  89/ISO     15,000   $4.6250
                                   000934     1/ 1/95  89/ISO     10,000   $3.1250
                                   001085    12/15/94  89/ISO      1,290   $2.6880
                                   001172    12/15/94  89/ISO     30,000   $2.5890
                                   001295    12/14/95  89/ISO     13,000   $4.5000
                                   001483    12/11/96  89/ISO     10,000   $4.0000
                                   001477    12/11/96  89/ISO      5,000   $4.0000
                                   001491     3/20/97  89/ISO    120,000   $2.3750
                                                                 -------
Account: Goode-Schueren, Deborah A.                              204,290

                                                                 -------
     T O T A L S                                                 204,290



Name                     Exercised Vested    Cancelled    Unvested    Outstanding    Exercisable
----------------------   --------- ------    ---------    --------    -----------    -----------

Goode-Schueren, Debora       0     11,581         0         3,419        15,000         11,581
                           916      5,660         0         4,340         9,084          4,744
                           148        742         0           548         1,142            594
                         5,438     17,260         0        12,740        23,564         10,824
                             0      4,887         0         8,113        13,000          4,887
                             0          0         0        10,000        10,000              0
                             0          0         0         5,000         5,000              0
                             0     18,480         0       101,520       120,000         16,480
                         -----     ------       ---       -------       -------         ------
                         7,500     58,610         0       145,680       195,790         51,110

Account: Goode-Schueren, Deborah A.

                         -----     ------       ---       -------       -------         ------
     T O T A L S         7,500     58,610         0       145,680       195,790         51,110


                                   EXHIBIT C

                   EPIMMUNE PROPRIETARY INFORMATION AGREEMENT

                                   Exhibit C

                                 EPPIMUNE INC.

                        EMPLOYEE PROPRIETARY INFORMATION
                            AND INVENTIONS AGREEMENT

        In consideration of my employment or continued employment by EPIMMUNE INC. (the "COMPANY"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.      NONDISCLOSURE

        1.1 RECOGNITION OF COMPANY'S RIGHTS; NONDISCLOSURE. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

        1.2 PROPRIETARY INFORMATION. The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) tangible and intangible information relating to biological materials, cell lines, samples of assay components, media and/or cell lines and procedures and formulations for producing any such assay components, media and/or cell lines, formulations, products, processes, designs, formulas, methods, development or experimental work, clinical data, know-how, trade secrets, inventions, improvements and discoveries (hereinafter collectively referred to as "Inventions"); (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of and consultants to the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

        1.3 THIRD PARTY INFORMATION. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for



                                       1.

the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

        1.4 NO IMPROPER USE OF INFORMATION OF PRIOR EMPLOYERS AND OTHERS. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.      ASSIGNMENT OF INVENTIONS.

        2.1 PROPRIETARY RIGHTS. The term "PROPRIETARY RIGHTS" shall mean all trade secret, patent, copyrights, mask work and other intellectual property rights throughout the world.

        2.2 PRIOR INVENTIONS. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth an Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "PRIOR INVENTIONS"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

        2.3 ASSIGNMENT OF INVENTIONS. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced



                                       2.

to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company" Inventions."

        2.4 NONASSIGNABLE INVENTIONS. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "Section 2870"). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

        2.5 OBLIGATION TO KEEP COMPANY INFORMED. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either along or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under
Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

        2.6 GOVERNMENT OR THIRD PARTY. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

        2.7 WORKS FOR HIRE. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

        2.8 ENFORCEMENT OF PROPRIETARY RIGHTS. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and delivery such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.


                                       3.

     In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company. I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not solicit the business of any client or customer of the Company (other than on behalf of the Company).

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions

                                       4.

by injunction, specified performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employee of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.     GENERAL PROVISIONS.

        10.1 GOVERNING LAW; CONSENT TO PERSONAL JURISDICTION. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

        10.2 SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

        10.3 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

        10.4 SURVIVAL. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

        10.5 EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

        10.6 WAIVER. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under



                                       5.

this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

     10.7 ENTIRE AGREEMENT. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.
This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

     This Agreement shall be effective as of the first day of my employment with the Company, namely: ____________, 19__.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:
      --------------------------

/s/ DEBORAH SCHUEREN
--------------------------------
Signature

Deborah Schueren
--------------------------------
(Printed Name)

ACCEPTED AND AGREED TO;

EPIMMUNE INC.

By:
   -----------------------------

Title:
      --------------------------

Address: 3525 Johns Hopkins Court
         San Diego, CA 92121

                                       6.

                                   EXHIBIT A

                         LIMITED EXCLUSION NOTIFICATION

        THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

        (1) Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

        (2)     Result from any work performed by you for the Company.

        To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

        This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

        I ACKNOWLEDGE RECEIPT of a copy of this notification.


                                        By: /s/  DEBORAH SCHUEREN
                                            ---------------------------------

                                              Deborah Schueren
                                        -------------------------------------
                                        (Printed Name of Employee)

                                        Date:
                                             --------------------------------


WITNESSED BY:


----------------------------


----------------------------
(Printed Name of Witness)

Dated:
      ----------------------

                                   EXHIBIT B

TO:       Epimmune Inc.

FROM:     ________________

DATE:     ________________

SUBJECT:  Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Epimmune Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

          [ ]  No inventions or improvements.

          [ ]  See below:

               ____________________________________________________________

               ____________________________________________________________

               ____________________________________________________________

          [ ]  Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

     INVENTION OR IMPROVEMENT      PARTY(IES)     RELATIONSHIP

1.   ________________________      ___________    ___________________________

2.   ________________________      ___________    ___________________________

3.   ________________________      ___________    ___________________________


[ ] Additional sheets attached.

                                   EXHIBIT D

                    CYTEL PROPRIETARY INFORMATION AGREEMENT

                                   EXHIBIT D

          EMPLOYEE'S PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT


Cytel Corporation
3525 John Hopkins Court
San Diego, CA 92121

Ladies and Gentlemen:

      I recognize that Cytel Corporation and its affiliates (the "Company") is engaged in a continuous program of research, development and production with respect to its business, present and future.

      I understand that:

      A. As part of my employment by the Company, I am expected to make new contributions and inventions of value to the Company.

      B. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to any information:

      1)    applicable to the business of the Company; or

      2)    applicable to the business of any client or customer of the Company,

which may be made known to me by the Company or by any client or customer of the Company, or learned by me during the period of my employment.

      C. The Company possesses and will continue to possess information that has been created, discovered or developed, or has otherwise become known to the Company (including without limitation, information created, discovered, developed or made known by or to me during the period of or arising out of my employment by the Company), and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged. All of the aforementioned information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts and customer lists.

In consideration of my employment or continued employment, as the case may be, and the compensation received by me from the Company from time to time, subject to Section 12 hereof, I hereby agree as follows:

1. All Proprietary Information shall be the sole Property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in all Proprietary Information. At all times during my employment by the Company and at all times after termination of such employment, I will keep in confidence and trust all Proprietary Information, and I will not disclose, sell, use, lecture upon or publish any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company.

2. I agree that during the period of my employment by the Company, I will not, without the Company's express written consent, engage in any employment or activity in any business competitive with the Company.

3. All documents, data, records, apparatus, equipment, chemicals, molecules, organisms and other physical property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company. Should the Company not so request, I shall return and deliver all such property upon termination of my employment by me or by the Company for any reason and I will not take with me any such property or any reproduction of such property upon such termination.

I agree that for a period of one year following termination of my employment with the Company, I will not solicit or in any manner encourage employees of the Company to leave its employ.

4. I will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment which are related to or useful in the business of the Company, or result from tasks assigned me by the Company, or result from use of premises owned, leased or contracted for the Company (all said improvements, inventions, formulae, processes, techniques, know-how and data shall be collectively hereinafter called 'Inventions'; such disclosure shall continue for one year after termination of this Agreement with respect to anything that would be an Invention if made, conceived, reduced to practice or learned during the term hereof.

5. I agree that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in all Inventions. I further agree as to all Inventions to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents on the Inventions in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing patents for the Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance.

In the event that the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for or execute any patent application with respect to any Invention(s) (including renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents therein with the same legal force and effect as if executed by me.

6. As a matter of record, I have attached hereto a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company which I desire to remove from the operation of this Agreement; and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have made no such inventions and improvements at the time of signing this Agreement.

7. I represent that my performance of all the terms of this Agreement and my employment by the Company do not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to, and continuing throughout, my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

8. I understand, as part of the consideration for the offer of employment extended to me by the Company and of my employment or continued employment by the Company, that I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company any equipment, supplies, facility or trade secret information of any former employer which is not generally available to the public, unless I have obtained written authorization for its possession and use.


9. I also understand that, in my employment with the Company, I am not to breach any obligation of confidentiality that I have to others, and I agree that I shall fulfill all such obligations during my employment with the Company.

10. I agree that in addition to any other rights and remedies available to the Company for any breach by me of my obligations hereunder, the Company shall be entitled to enforcement of my obligations hereunder by court injunction.

11. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue to full force and effect.

12. This Agreement does not apply to inventions which qualify fully for protection under Section 2870 of the California Labor Code, which are ideas or inventions for which no equipment, supplies, facilities or trade secret information of the Company was used and which were developed entirely on my own time, and (1) which do not relate at the time of conception or reduction to practice of the invention (a) to the business of the Company, or (b) to the Company's actual or demonstrably anticipated research or development, or (2) which do not result from any work performance by me for the Company. Notwithstanding the foregoing, I shall disclose in confidence to the Company any invention in order to permit the Company to make a determination as to compliance by me with the terms and conditions of this Agreement.

13. This Agreement shall be effective as of the first day of my employment by the Company.

14. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors and assigns.

15. This Agreement shall be governed by and construed in accordance with the laws of the State of California.


Date:                                   By:   /s/ DEBORAH SCHUEREN
     -------------------                   -----------------------------------